EXHIBIT 21



              SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT
           (as defined in Section 1-02(v) of Regulation S-X)




          CACI, Inc., a Delaware Corporation

          CACI, INC.-FEDERAL, a Delaware Corporation

          CACI, INC.-COMMERCIAL, a Delaware Corporation

          CACI Products Company, a Delaware Corporation

          American Legal Services Corp., a Delaware Corporation

          CACI Field Services, Inc., a Delaware Corporation

          CACI N.V., a Netherlands Corporation

          CACI Limited, a U.K. Corporation